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                                                                    EXHIBIT 23-A




                          CONSENT OF COOPERS & LYBRAND





We consent to the incorporation by reference in Ford Motor Credit Company's Registration Statement on Form S-3 of our report dated February 1, 1994 on our audits of the consolidated financial statements and financial statement schedule of Ford Motor Credit Company and Subsidiaries at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report contains an explanatory paragraph indicating Ford Credit changed its methods of accounting for postretirement health care benefits and income taxes in 1993 and is included in the Ford Motor Credit Company Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.




/s/ COOPERS & LYBRAND

Detroit, Michigan
April 12, 1994